EXHIBIT 99.1
Press Release
Calpine’s Board of Directors Announces Changes in Executive Management
SAN JOSE, Calif., Nov. 29 /PRNewswire-FirstCall/ — Calpine Corporation’s (NYSE: CPN) Board of Directors today announced changes in Calpine’s executive management with the departure of Peter Cartwright, Calpine Chairman, President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer Robert D. Kelly. The Board believes that these management changes are essential to better address Calpine’s financial challenges and to provide a new direction for the company.
Calpine’s Lead Director Kenneth T. Derr has been named Chairman of the Board and Acting Chief Executive Officer of Calpine. Derr retired from Chevron Corporation in 1999, having served 11 years as Chairman of the Board and Chief Executive Officer. The Board expects to announce a new Chief Executive Officer in the very near future. Eric N. Pryor, Executive Vice President and Deputy Chief Financial Officer, will serve as interim Chief Financial Officer.
Speaking on behalf of the Board, Derr said, “Pete founded Calpine and has been the driving force behind the company’s tremendous growth in the North American power industry. His 20 plus years of leadership have culminated in Calpine becoming one of North America’s largest power producers.”
A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states and in three Canadian provinces and is building a plant in Mexico. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit http://www.calpine.com.
SOURCE Calpine Corporation
CONTACT: media, Katherine Potter, +1-408-792-1168, or kpotter@calpine.com, or investors, Rick Barraza, +1-408-792-1125, or rickb@calpine.com, or Karen Bunton, +1-408-792-1121, or kbunton@calpine.com, all of Calpine Corporation Web site:
http://www.calpine.com